News Release

Miller Corporate Center

For Immediate Release

3M AND AVERY DENNISON RESPOND TO DOJ ANNOUNCEMENT REGARDING PROPOSED TRANSACTION

ST. PAUL, Minn., and PASADENA, Calif., Sept. 4, 2012 – 3M (NYSE:MMM) and Avery Dennison Corp. (NYSE:AVY) issued the following statement in response to a news release from the U.S. Department of Justice (DOJ) regarding 3M’s proposed acquisition of Avery Dennison’s Office and Consumer Products business:

“3M and Avery Dennison have not terminated the purchase agreement governing the transaction. In light of concerns about the transaction raised by the DOJ, the companies have voluntarily withdrawn the notification and report forms filed under the Hart-Scott-Rodino Act.

“The companies continue to believe the transaction would benefit customers and consumers. 3M and Avery Dennison are committed to working together to explore options to address the DOJ’s concerns, obtain regulatory approval, and complete a transaction between the parties.”

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About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2011. Learn more at www.averydennison.com.

Contacts:

Media Relations:
David Frail (626) 304-2014
David.Frail@averydennison.com

Investor Relations:
Eric M. Leeds (626) 304-2029
investorcom@averydennison.com